Exhibit 99.1

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
April 14, 2010	904-398-9400
LANDSTAR SYSTEM REPORTS 17 PERCENT INCREASE IN REVENUE AND
A 26 PERCENT INCREASE IN DILUTED EARNINGS PER SHARE
Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported a 17 percent increase in revenue to $548.1 million in the 2010 first quarter, up from $469.2 million in the 2009 first quarter. Net income for the 2010 first quarter was $17.2 million, or $0.34 per diluted share, compared to $13.9 million, or $0.27 per diluted share for the 2009 first quarter.
Revenue hauled by third-party truck capacity providers in the 2010 first quarter was $505.9 million, or 92 percent of revenue, compared to $426.3 million, or 91 percent of revenue, in the 2009 first quarter. Included in revenue hauled by third-party truck capacity providers in the 2010 and 2009 first quarters were $19.0 million and $9.8 million, respectively, of fuel surcharges invoiced to customers on revenue hauled by third-party truck brokerage carriers. In the 2010 and 2009 first quarters, the Company also invoiced customers $41.3 million and $24.2 million, respectively, of fuel surcharges that were passed 100 percent to third-party BCO Independent Contractors and excluded from revenue. Revenue hauled by rail, air and ocean cargo carriers was $28.5 million, or 5 percent of revenue, in the 2010 first quarter compared to $33.6 million, or 7 percent of revenue, in the 2009 first quarter. Transportation management fee revenue was $5.1 million, or 1 percent of revenue, in the 2010 first quarter.

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Landstar System, Inc. also announced that its Board of Directors has declared a quarterly dividend of $0.045 per share. The dividend is payable on May 28, 2010 to stockholders of record at the close of business on May 6, 2010. It is the intention of the Board of Directors to continue to pay a quarterly dividend. During the 2010 first quarter, Landstar purchased 120,171 shares of its common stock at a total cost of $4.5 million. Under the Company’s authorized share purchase program, the Company currently has a total of 1,255,000 shares of its common stock available for purchase.
Commenting on Landstar’s 2010 first quarter, Landstar’s Chairman, President and CEO, Henry Gerkens said, “I am very pleased with the Company’s start to 2010. Revenue increased 17 percent over the 2009 first quarter. This marked the first time since the 2008 third quarter where revenue in the current quarter increased over the corresponding prior year quarter. The increased revenue was primarily the result of an 18 percent increase in the number of loads hauled, which was partly offset by a lower revenue per load amount of approximately 2 percent, compared to the 2009 first quarter. The number of loads hauled by third-party truck capacity providers in the month of March of 2010 was the highest number of loads hauled by third-party truck capacity providers in March of any year in Landstar’s history. Also in March 2010, the Company experienced the first month over prior year month increase in revenue per load on freight hauled by third-party truck capacity providers since 2008.
Gerkens continued, “Diluted earnings per share in the 2010 first quarter compared to the 2009 first quarter increased 26 percent and operating income increased 19 percent quarter over quarter.”
“The freight environment continues to improve. Recent trends in March, and thus far in April, indicate that both the revenue per load and the number of loads hauled remain strong compared to the corresponding prior year periods. I expect these trends to continue throughout the 2010 second quarter. As such, I would anticipate second quarter 2010 revenue over second quarter 2009 revenue to increase in the upper teens to low twenty percent range. I would also anticipate Landstar’s earnings for the 2010 second quarter to be within a range of $0.44 to $0.49 per diluted share. Our longer term goals continue to be achieving a cumulative average revenue growth rate over a three to five year period in a mid-teen range, to increase annual operating margins and to grow diluted earnings per share at a slightly higher rate than the rate of revenue increase.”

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Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 5 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s First Quarter 2010 Earnings Release Conference Call.”
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing claims; dependence on independent sales agents; dependence on third-party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2009 fiscal year, described in Item 1A Risk Factors, and other SEC filings from time-to-time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

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About Landstar:
Landstar System, Inc. is a non-asset based provider of integrated supply chain solutions. Landstar delivers safe, specialized transportation, warehousing and logistics services to a broad range of customers worldwide utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.
(Tables follow)

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Landstar System, Inc. and Subsidiary
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	March 27,	March 28,
	2010	2009
Revenue	$548,088	$469,247
Investment income	285	425

Costs and expenses:
Purchased transportation	417,201	351,324
Commissions to agents	40,408	38,324
Other operating costs	7,536	7,450
Insurance and claims	12,298	9,002
Selling, general and administrative	36,843	34,369
Depreciation and amortization	5,792	5,485

Total costs and expenses	520,078	445,954

Operating income	28,295	23,718
Interest and debt expense	854	1,163

Income before income taxes	27,441	22,555
Income taxes	10,484	8,661

Net income	16,957	13,894
Less: Net loss attributable to noncontrolling interest	(219)	—

Net income attributable to Landstar System, Inc. and subsidiary	$17,176	$13,894

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$0.34	$0.27

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$0.34	$0.27

Average number of shares outstanding:
Earnings per common share	50,207,000	51,575,000

Diluted earnings per share	50,318,000	51,782,000

Dividends paid per common share	$0.0450	$0.0400

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Landstar System, Inc. and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	March 27,	Dec. 26,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$82,493	$85,719
Short-term investments	24,391	24,325
Trade accounts receivable, less allowance of $5,399 and $5,547	290,785	278,854
Other receivables, including advances to independent contractors, less allowance of $5,954 and $5,797	28,073	18,149
Deferred income taxes and other current assets	13,890	19,565

Total current assets	439,632	426,612

Operating property, less accumulated depreciation and amortization of $129,949 and $124,810	140,188	116,656
Goodwill	57,470	57,470
Other assets	49,068	48,054

Total assets	$686,358	$648,792

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$23,291	$28,919
Accounts payable	133,505	121,030
Current maturities of long-term debt	25,562	24,585
Insurance claims	38,194	41,627
Other current liabilities	50,011	42,474

Total current liabilities	270,563	258,635

Long-term debt, excluding current maturities	82,641	68,313
Insurance claims	30,931	30,680
Deferred income taxes	22,345	23,013

Equity
Landstar System, Inc. and subsidiary shareholders’ equity
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 66,281,824 and 66,255,358 shares	663	663
Additional paid-in capital	162,614	161,261
Retained earnings	780,954	766,040
Cost of 16,142,282 and 16,022,111 shares of common stock in treasury	(664,953)	(660,446)
Accumulated other comprehensive income	684	498

Total Landstar System, Inc. and subsidiary shareholders’ equity	279,962	268,016

Noncontrolling interest	(84)	135

Total equity	279,878	268,151

Total liabilities and equity	$686,358	$648,792

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Landstar System, Inc. and Subsidiary
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended
	March 27,	March 28,
	2010	2009
Revenue generated through (in thousands):
Business Capacity Owners (1)	$286,141	$262,065
Truck Brokerage Carriers	219,755	164,243
Rail intermodal	14,776	19,318
Ocean cargo carriers	9,135	8,851
Air cargo carriers	4,603	5,387
Other (2)	13,678	9,383

	$548,088	$469,247

Number of loads:
Business Capacity Owners (1)	197,750	170,650
Truck Brokerage Carriers	149,350	117,650
Rail intermodal	6,870	9,580
Ocean cargo carriers	1,460	1,240
Air cargo carriers	1,500	3,260

	356,930	302,380

Revenue per load:
Business Capacity Owners (1)	$1,447	$1,536
Truck Brokerage Carriers	1,471	1,396
Rail intermodal	2,151	2,016
Ocean cargo carriers	6,257	7,138
Air cargo carriers	3,069	1,652

	March 27,	March 28,
	2010	2009
Truck Capacity
Business Capacity Owners (1) (3)	7,800	8,424

Truck Brokerage Carriers:
Approved and active (4)	15,644	14,877
Approved	9,674	10,682

	25,318	25,559

Total available truck capacity providers	33,118	33,983

Agent Locations	1,372	1,445

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes premium revenue generated by the insurance segment and warehousing and transportation management fee revenue generated by the transportation logistics segment.

(3)	Trucks provided by Business Capacity Owners were 8,384 and 9,013 at March 27, 2010 and March 28, 2009, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.